EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MAY 4, 2009
PAYCHEX NAMES NEW VICE PRESIDENT AND CONTROLLER
Jennifer Vossler is a former Bausch & Lomb executive
Rochester, NY (May 4, 2009) — Paychex, Inc. today announced that Jennifer R. Vossler has been named the company’s vice president and controller. The Paychex Board of Directors also appointed Vossler an officer of the company. Most recently, Vossler was vice president and corporate controller for Bausch & Lomb Incorporated. She is a senior executive with 25 years of experience in corporate finance and public accounting.
“We are pleased to have someone with Jennifer’s expertise and qualifications join Paychex,” said John Morphy, Paychex senior vice president and chief financial officer. “Her leadership abilities and the experience she brings to this role will certainly be beneficial to Paychex.”
During her 14 years with Bausch & Lomb, Vossler held various executive and senior management positions with responsibilities including management of external reporting, the company’s Sarbanes-Oxley efforts, international finance functions, and corporate accounting and planning. Previously in her career, Vossler held leadership roles with a global facilities management outsourcing company and a public accounting firm.
Vossler, a native of upstate New York, is a certified public accountant. She holds a Bachelor of Science degree in accounting and management information systems (MIS) from Syracuse University.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 572,000 payroll clients nationwide as of May 31, 2008. For more information about Paychex and our products, visit www.paychex.com.
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Media Contact
Laura Saxby Lynch
Director, Corporate Communications
585-383-3074
lsaxbylynch@paychex.com